Exhibit 99.(c)(10)

Jefferies LLC Member SIPC The information provided in this document, including valuation discussions, represents the views of Jefferies Investment Banking. There is no assurance that the views expressed herein will be consistent with the views expressed by Jefferies Research or its Analysts. Nothing in this document should be understood as a promise or offer of favorable research coverage. Project Ferdinand Fairness Opinion February 2023 / Confidential

Jefferies LLC / February 2023 Table of Contents Transaction Overview 3 Review of Management Provided Financial Forecast 7 Valuation Analysis 11 Appendix 21 2

Jefferies LLC / February 2023 Transaction Overview 3

Ferdinand Public Market Overview

Share price as of February 1, 2023, the day prior to press release disclosing non-binding proposal and exclusivity agreement

Market Performance: IPO – Pre-announcement

Indexed to Ferdinand's IPO Price of $33.00

Share Price / Mkt Cap	$46.27 / 4.0bn
Enterprise Value	$6.7bn
P / '23E EPS[1]	11.2x
EV / '23E EBITDA[1]	11.3x

$ in millions, except per share amounts

	As of	Data
Share price	**02/01/23**	**$46.27**
Class A Common Stock	02/24/23	65.9
Class B Common Stock	02/24/23	11.8
LLC Restricted Common Units	02/24/23	0.3
LLC Incentive Units (net in-$) [2]	02/24/23	6.1
RSUs	02/24/23	0.3
Stock Options (net in-$) [2]	02/24/23	0.5
Origin Common Share Issue[3]	Fixed	0.7
Fully Diluted Common Share Equivalents		**85.6**
Equity value		**$3,960**
Plus: Debt [1]	12/31/22	2,564
Less: Cash [1]	12/31/22	(140)
Plus: Contingent Consideration[1]	12/31/22	326
Enterprise Value		**$6,711**



$80
$70
$60
$50
$40
$30
$20
$10
02/16/2022 (52-week high): $54.61
02/01/23 (Day prior to the announcement of exclusivity with CD&R): $46.27
+45%
$46.27
+40%
11/01/2022 (Special Committee of the BoD formed to evaluate a non-binding offer received from CD&R and to explore alternative transactions): $34.98
10/20/22 (52-week low): $30.27
12/28/22 (day the Special Committee specifically authorized its financial advisors to broaden their outreach and contact other potential bidders regarding interest in a definitive transaction): $35.81
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Ferdinand
S&P 500

Source: Public filings, Capital IQ. Market data as of 02/01/2023.
Note: Market capitalization and enterprise value calculated using fully-diluted share count based on treasury stock method.
(1) Based on consensus estimates from Wall Street research as of 02/24/23. Debt, cash, and contingent consideration from Company's form 10-K as filed on 02/16/23, capitalization table is as of 02/24/23 as provided by management. EBITDA represents Adjusted EBITDA per Company's key financial metric reporting methodology and EPS represents Adjusted Net Income Including Tax Adjustments Per Share per Company's key financial metric reporting methodology.
(2) Treats incentive units and options issued at IPO where vesting is according to price as if no Change-of-Control (Coc) occurs.
(3) Represents common equivalent shares to be issued on close of Origin acquisition in Q1'23.

Jefferies LLC / February 2023 4

Jefferies

Transaction Overview

$ in millions, except per share data	Data	Treatment of IPO Incentive Units and Options: No CoC	Treatment of IPO Incentive Units and Options: Yes CoC[1]
Stock price		$53.00	$53.00
Implied premium / (discount) to:			
Current (02/24/23)	$50.20	5.6%	5.6%
Close Prior to Exclusivity Agreement Announcement (02/01/23)	46.27	14.5%	14.5%
Close Prior to Broadening Outreach (12/28/22)	35.81	48.0%	48.0%
30-Trading Day VWAP[2]	40.91	29.6%	29.6%
60-Trading Day VWAP[2]	38.92	36.2%	36.2%
52-Week Low (10/20/22)	30.27	75.1%	75.1%
52-Week High (02/16/22)	54.61	(2.9%)	(2.9%)
All Time High (11/18/21)	68.21	(22.3%)	(22.3%)
Average Closing Price Since IPO	38.43	37.9%	37.9%
Median Price Target	49.50	7.1%	7.1%
Fully Diluted Common Share Equivalents		86.5	87.3
Equity Value		**$4,587**	**$4,626**
Plus: Debt at 12/31/22		2,564	2,564
Plus: Contingent Consideration at 12/31/22		326	326
Less: Cash at 12/31/22		(140)	(140)
Enterprise Value		**$7,337**	**$7,377**
Enterprise Value / Adjusted EBITDA	**Data**		
Actual			
2022A	$537	13.7x	13.7x
2022A As Reported + Credit Agreement M&A Adjustment	561	13.1	13.2
Management Forecast			
2023E	$628	11.7x	11.7x
2024E	792	9.3	9.3
Wall Street Consensus			
2023E	$592	12.4x	12.5x
2024E	705	10.4	10.5
Price/Adjusted Net Income Including Tax Adjustments Per Share			
Actual			
2022A	$4.39	12.1x	12.1x
Management Forecast			
2023E	$4.43	12.0x	12.0x
2024E	5.12	10.4	10.4
Wall Street Consensus			
2023E	$4.14	12.8x	12.8x
2024E	4.83	11.0	11.0

Source: Management forecast dated 11/28/22, Public filings, Capital IQ.

Note: 30-Trading Day VWAP, 60- Trading Day VWAP, 52-Week Low and High, All Time High, Average Closing Price Since IPO and Median Price Target as of or through 02/01/23 closing, the day prior to press release announcing non-binding proposal and exclusivity agreement. Market capitalization and enterprise value calculated using fully-diluted share count based on the treasury stock method. Adjusted EBITDA per Company's key financial metric reporting methodology and EPS represents Adjusted Net Income Including Tax Adjustments Per Share per Company's key financial metric reporting methodology.

(1) For IPO incentive units and options held by non named executive officers (NEOs), vesting is according to implied interpolation at deal price between $33.00 and $110.00 per share as per management. For IPO incentive units held by NEOs, vesting is according to the NEO incentive unit waiver letter as per management.

(2) VWAP calculated as volume-weighted average of daily VWAPs from Capital IQ.

Jefferies LLC / February 2023

5

Jefferies

Jefferies LLC / February 2023 ❑ CD&R’s acquisition vehicle (“Parent”) will acquire Ferdinand by means of successive mergers of wholly-owned subsidiaries of Parent (“Merger Subs”) (1) into Focus Financial Partners, LLC (“Ferdinand LLC”), a subsidiary of Ferdinand that holds all of the assets of Ferdinand, and (2) into Ferdinand, with Ferdinand LLC and Ferdinand surviving as wholly-owned subsidiaries of Parent ❑ Stone Point Capital LLC (“Stone Point”) and certain other equityholders of Ferdinand and Ferdinand LLC will roll over their shares and common units as part of the transaction Transaction Overview ❑ Ferdinand has an Up-C structure with Class A common stock (public) and Class B common stock (stapled to common units of Ferdinand LLC) ❑ Ferdinand stockholders (other than holders of rollover shares) will receive $53.00 in cash for each share of Class A common stock ❑ On the closing date and before the mergers, Ferdinand LLC will cause exchanges of vested common units of Ferdinand LLC into shares of Class A common stock of Ferdinand and unvested common units of Ferdinand LLC into restricted shares of Ferdinand, in accordance with Ferdinand LLC’s LLC agreement ❑ Any other common units of Ferdinand LLC that are not rolled over will either remain outstanding or be canceled for no consideration and cease to exist ❑ Tax Receivable Agreements (“TRA”) to be terminated at closing, with an agreed amount to be paid by Ferdinand in connection with such termination Consideration ❑ Parent to provide equity commitments at signing in an amount sufficient to pay the aggregate merger consideration and the amount required to be paid under the TRA at closing ❑ The acquisition is not subject to a financing condition (but Parent is not required to close until completion of a customary marketing period) Financing Sources ❑ Adoption of the merger agreement by (1) a majority of the voting power of outstanding shares of Class A and Class B common stock, voting as a single class, and (2) a majority of the voting power of the outstanding shares of Class A and Class B common stock held by the unaffiliated stockholders (holders other than CD&R, Stone Point and their portfolio companies (excluding non-controlled stock) and officers of Ferdinand), voting as a single class. ❑ HSR clearance and other specified non-US antitrust approvals ❑ Absence of any law or injunction prohibiting the transaction ❑ Accuracy of reps and warranties (generally subject to an MAE standard) and compliance with covenants in all material respects Key Conditions to the Merger ❑ Go-shop period of 40 days following signing ❑ Customary no-shop obligation of Ferdinand commences following go-shop period, with standard fiduciary outs: ▪ The Ferdinand board is permitted to terminate the merger agreement (subject to payment of a termination fee) to accept a superior proposal ▪ The Ferdinand board is also permitted to change its recommendation in response to a superior proposal or intervening event ❑ Termination fee of 3.25% of transaction equity value (on a fully diluted basis) to be paid by Ferdinand to Parent in event of: (1) termination by Parent following a change in recommendation by the Ferdinand board, (2) termination by Ferdinand to accept a superior proposal or (3) entry by Ferdinand into a definitive agreement providing for an alternative transaction (or consummation of such a transaction) during a customary 12 month “tail” period following termination under specified circumstances ❑ A lower termination fee of 1.5% of transaction equity value is payable if Ferdinand terminates the merger agreement to accept a superior proposal either (1) during the go-shop period or (2) if the counterparty submitted an alternative proposal that the Ferdinand board determined to be a superior proposal during the go-shop period, within 50 days after signing Deal Protection ❑ Outside date of nine months after signing ❑ Parent may terminate if the Ferdinand board changes its recommendation to vote in favor of the Merger ❑ Ferdinand may terminate in order to accept a superior proposal ❑ Other customary termination rights Termination Provisions ❑ Ferdinand is entitled to full specific performance of Parent’s obligations under the merger agreement, including the obligation to consummate the merger ❑ Monetary damages payable by Parent, Merger Subs and their affiliates are capped at 6.5% of transaction equity value (on a fully diluted basis) ❑ The merger agreement does not include a reverse termination fee payable by Parent Remedies Against Parent * Based on Ferdinand’s draft of the merger agreement dated February 25, 2023 Summary of Key Transaction Terms* 6

Jefferies LLC / February 2023 Review of Management Provided Financial Forecast 7

Management Forecast Assumptions

Revenue Assumptions	▪ Revenue growth is driven by several factors: – Correlation to equities and fixed income markets – Non-market correlated revenue growth for RIAs of 5% annually – Organic growth of 4% annually – Certain subset of affiliates also have business manager fees which grow 7% annually ▪ Acquisitions assume the same equities, fixed income and non-market correlated growth assumptions as existing affiliates – With the remaining growth coming from organic growth and business manager fees
Market Growth	▪ Market growth assumptions form the basis for revenue throughout the projected period ▪ Investment baskets assume 60% equities / 40% fixed income which form a weighted average market growth rate based on below performance of asset classes: – Equities basket comprised of MSCI ex. US and S&P indices grow 2.5% in 2023 and 7% thereafter – Fixed income comprised of the AGG index and grows 4% in 2023 and beyond
Expense Assumptions	▪ SG&A and compensation grow 3% annually throughout the forecast for existing affiliates and new acquisitions ▪ Management fees automatically adjust with profitability of respective partner firms via contractual base and target earnings
M&A Expenditures	▪ M&A is based on assumed EBITDA[1] acquired each year which increases from ~$114 million in 2023 to ~$138 million in 2027 ▪ Capital deployed increases from ~$880 million in 2023 to ~$1.5B in 2027 ▪ Blended purchase multiples (New Partners, Mergers, Connectus) of 10x in 2023 through 2024, and 11x in 2025 through 2027 – 100% cash consideration for Mergers and Connectus, and 90% for New Partners – Purchase price is separated into upfront vs. deferred consideration where a portion of the EBITDA multiple is paid at transaction close

Source: Management Forecast dated 11/28/22, public filings.
(1) Acquired EBITDA in forecast is based on revenue minus expenses and management fees.

Jefferies LLC / February 2023
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Jefferies

Jefferies LLC / February 2023 Management Forecast Assumptions (Cont’d) ◼ Ferdinand went public via an “Up-C” structure in 2018 resulting in two common stock classes: Class A (vote and value) and Class B (vote only) ◼ The common units are exchangeable, one-for-one, into Class A shares. On exchange of a common unit, the corresponding Class B share is cancelled ◼ On exchange of common units into Class A shares, a tax benefit is created due to a step-up in basis ◼ Company is party to Tax Receivable Agreements (“TRAs”) that pass along 85% of this cash tax benefit to TRA holders (predominantly, pre-IPO owners, including Stone Point and certain members of management) ◼ On a change-in-control, the TRAs can be terminated early by lump-sum payments to TRA holders pursuant to a pre-defined formula (essentially, a present value estimate of future obligations assuming all units are exchanged) ◼ Net benefit to Company of resulting step-up in basis (e.g., 100% of tax benefit minus 85% of tax benefit paid out to TRA holders) treated as a separately valued tax attribute in analysis according to: ─ Existing (e.g., TRAs created by previous common unit to Class A share exchanges) expected TRA payouts per management, and ─ Hypothetical (e.g., assumed exchange of remaining common units to Class A shares at $53.00 per share) expected TRA payouts per management Up-C Structure and Tax Receivable Agreement Fixed Asset Purchases ◼ Assumes ~$15 million in 2023 to ~$30 million in 2027 ◼ M&A targets are typically a purchase of assets that generate a step-up in tax basis for the Company offering significant future tax shield as the underlying intangible asset is amortized ◼ Model assumes existing and to be created (through future M&A) intangible assets are amortized over a 15-year period creating a cash tax benefit based on an assumed tax rate of 27% per management forecast Purchase Intangibles Tax Benefit Source: Management Forecast dated 11/28/22, public filings. 9

Management Forecast Summary

Revenue ($ in millions)



(Base) Revenue
(Acquired) Revenue
(Base) CAGR: 8.6%
Total CAGR: 21.0%
$2,450
$3,012
$3,661
$4,415
$5,251
38.8%
61.2%
% of $ Growth
67.6%
32.4%
2023E
2024E
2025E
2026E
2027E

	2023E	2024E	2025E	2026E	2027E
Total Growth:	*15.4%*	*23.0%*	*21.5%*	*20.6%*	*18.9%*
(Base) Growth:	*8.6%*	*7.7%*	*8.9%*	*8.9%*	*9.0%*

Adjusted EBITDA ($ in millions)



(Base) EBITDA
(Acquired) EBITDA
(Base) CAGR: 10.0%
Total CAGR: 26.0%
$628
$792
$1,018
$1,286
$1,586
46.5%
53.5%
% of $ Growth
71.9%
28.1%
2023E
2024E
2025E
2026E
2027E

	2023E	2024E	2025E	2026E	2027E
Total Growth:	*18.4%*	*26.0%*	*28.6%*	*26.3%*	*23.3%*
(Base) Growth:	*9.1%*	*5.3%*	*11.8%*	*11.5%*	*11.6%*
% Margin:	*25.7%*	*26.3%*	*27.8%*	*29.1%*	*30.2%*

Acquisition Spend ($ in millions)



Cash Outlay
Deferred Consideration
Equity Consideration
$881
$1,302
$1,574
$1,498
$1,525
2023E
2024E
2025E
2026E
2027E

	2023E	2024E	2025E	2026E	2027E
Multiple:	10.0x	10.0x	11.0x	11.0x	11.0x
Leverage:	4.0x	4.2x	4.2x	3.8x	3.4x

Adjusted EBITDA Contribution[(1)(2)]



2022 EBITDA
2027E EBITDA
Connectus Existing, 6%
Remaining RIA, 74%
Buckingham, 10%
Business Managers, 10%
Buckingham, 6%
Business Managers, 6%
Connectus Existing, 4%
Remaining RIA, 44%
Connectus Acquisitions, 10%
Remaining Acquisitions, 31%

Source: Management Forecast dated 11/28/22. Adjusted EBITDA definition as defined in 2022 10K.
(1) EBITDA splits calculated excluding Holdco and income from equity method investments.
(2) Business Manager Affiliates: Gelfand, NKSFB, AGS and Provident.

Jefferies LLC / February 2023
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Jefferies

Jefferies LLC / February 2023 Valuation Analysis 11

Summary Valuation Analysis



Implied Equity Value per Share
Market Observations
Public Trading Multiples Analysis
Precedent Transaction Multiples Analysis
DCF Analysis
$54.61
$30.27
$55.00
$35.00
$55.38
$42.09
$55.19
$34.78
$72.14
$37.60
$56.71
$60.16
$45.85
At Deal $53.00
As of 02/01/23 closing, the day prior to press release announcing non-binding proposal and exclusivity agreement: $46.27

For reference only	For reference only		For reference only		For reference only	
52 Week Range	**Analyst Price Targets**	**Price/ Adjusted EPS**	**Enterprise Value/ Adjusted EBITDA as Reported**	**Enterprise Value/ Adjusted EBITDA as Reported**	**Enterprise Value/ Adjusted EBITDA as Reported + Credit Agreement M&A Adj**	**Discounted Cash Flow Analysis**
		9.5x-12.5x 2023E Management Forecast of $4.43/share	9.0x-12.0x 2023E Management Forecast of $628M	11.0x-17.0x 2022A Adjusted EBITDA of $537M	13.7x 2022A Adjusted EBITDA as Reported + Credit Agreement M&A Adjustment of $561M	8.75x-9.75x Terminal EBITDA Multiple and 10.5%-11.5%(1) Discount Rate

Source: Management Forecast dated 11/28/22, public filings, press releases and presentations, Capital IQ. Market data for Ferdinand as of the close on 02/01/23, the day prior to press release announcing non-binding proposal and exclusivity agreement.

Note: Based on capitalization table as of 02/24/23. Public trading multiples analysis and precedent transaction multiples analysis assume net debt and contingent consideration of $2,750 as of 12/31/22. DCF analysis assumes net debt of $2,424 at 12/31/22; deferred and contingent consideration is captured in enterprise value as and when paid through Management Forecast of cash flows on a present value basis. Adjusted EBITDA per Company's key financial metric reporting methodology and EPS represents Adjusted Net Income Including Tax Adjustments Per Share per Company's key financial metric reporting methodology.

(1) Represents discount rate applied to unlevered free cash flow; tax attributes (benefits of amortization of purchased intangibles and TRA) are discounted at a range of 11.4%-12.6%.

Jefferies LLC / February 2023 12

Jefferies

Analyst Price Targets and Methodologies

Analyst	Price Targets	% Upside/ (Downside)	DCF	EV/ EBITDA	P/E	Valuation Methodology
Analyst 1 (01/9/2023)	$55	19%	---	✓	---	• ***Rolling EV / EBITDA multiple*** predicated on the linear relationship between EBITDA growth and EV/EBITDA among 13 comparable stocks
Analyst 2 (01/11/2023)	$52	12%	---	---	✓	• ***11.5X 2024 cash EPS estimate;*** *meaningful multiple expansion of the market and peers*
Analyst 3 (01/9/2022)	$51	10%	---	---	✓	• ***10x 2024 EPS;*** no true public comps are RIA consolidators; closest wealth manager comps currently trade at 8-14x consensus EPS
Analyst 4 (01/27/2023)	$50	8%	---	---	✓	• ***12x CY23 EPS estimate;*** no single good public peer; target multiple in line with a broad peer group's simple average as well as indicative of the company's sustained high leverage
Analyst 5 (01/24/2023)	$50	8%	---	✓	---	• ***9.7x 2024E EBITDA*** • Would represent ***premium to Financial Advisor peers,*** currently trading…5x to 9x 2024E EBITDA
Analyst 6 (01/16/2023)	$49	6%	---	---	✓	• ***10.0x forward earnings multiple*** to $4.89 adjusted 2024 EPS estimate
Analyst 7 (01/5/2023)	$46	(1%)	---	---	✓	• ***10-14x multiple on 2023 EPS estimate;*** risks include lower equity markets, access to debt markets, and increased regulatory scrutiny
Analyst 8 (01/12/2023)	$44	(5%)	---	---	✓	• ***10.0x forward Q5-Q8 P / E multiple;*** management highlighted that deal multiples have improved as rates have increased
Analyst 9 (01/5/2023)	$41	(11%)	✓	---	✓	• ***Target P/E of 10.5x;*** *based on a P/E-derived fair value estimate supplemented by a DCF analysis*
Analyst 10 (11/29/2022)	$35	(24%)	---	✓	✓	• Triangulating P/E and EV/EBITDA • Multiple ***haircut vs comps,*** reflecting ***limited disclosure on net new money flows & quarterly client asset trends***
		Median: **7%**	Total: 1	3	8	

Closing price on 02/01/23: $46.27

Median: $49.50

Buy Rating Sell Rating

Source: Wall Street analyst research reports, Capital IQ. Price Targets as of 02/01/23, the day prior to press release disclosing non-binding proposal and exclusivity agreement.

Jefferies LLC / February 2023 13

Jefferies

Jefferies LLC / February 2023 Company & Market Data Valuation Operational Metrics (for reference only) Share Price Equity Enterprise 52-Wk High Enterprise Value / EBITDA Price / EPS Revenue Growth EBITDA Growth EBITDA Margin Net Leverage Aggregate M&A Spend 2/24/2023 Market Cap Value % of CY22 CY23 CY23 CY24 22-'24 CAGR 22-'24 CAGR CY22 CY22 Since Ferdinand IPO Ferdinand @ Current Wall Street Consensus $46.27 $3,960 $6,711 84.7% 12.5x 11.3x 11.2x 9.6x 15.0% 14.5% 25.4% 4.5x $3,112 Mgmt. Forecast 46.27 3,960 6,711 84.7% 12.5 10.7 10.4 9.0 19.1% 21.4% 25.4% 4.5 3,112 46.27 3,960 6,711 84.7% 12.0 9.7 10.4 9.0 19.1% 23.3% 26.5% 4.3 3,112 Ferdinand @ Deal Wall Street Consensus $53.00 $4,587 $7,337 97.1% 13.7 12.4 12.8 11.0 15.0% 14.5% 25.4% 4.5x 3,112 Mgmt. Forecast 53.00 4,587 7,337 97.1% 13.7 11.7 12.0 10.4 19.1% 21.4% 25.4% 4.5 3,112 53.00 4,587 7,337 97.1% 13.1 10.6 12.0 10.4 19.1% 23.3% 26.5% 4.3 3,112 Independent Broker Dealers LPL Financial $247.30 $20,054 $21,924 91.1% 13.5x 8.9x 12.5x 11.8x 12.3% 24.5% 19.0% 1.1x $370 Avantax 29.31 1,488 1,224 97.0% NM 10.8 NM NM 9.5% 33.1% 10.9% NM 268 Mean 13.5x 9.9x 12.5x 11.8x 10.9% 28.8% 15.0% 1.1x $319 Median 13.5x 9.9x 12.5x 11.8x 10.9% 28.8% 15.0% 1.1x $319 TAMPs AssetMark $30.57 $2,295 $2,271 99.5% 11.6x 9.9x 14.9x 13.7x 11.3% 13.0% 43.5% NM $179 SEI 59.75 8,083 7,230 92.4% 12.0 12.7 16.0 14.3 0.2% 1.6% 30.3% NM 160 Envestnet 61.75 3,555 4,166 73.0% 19.0 16.5 29.0 22.0 9.1% 20.3% 17.7% 2.8 490 Mean 14.2x 13.1x 20.0x 16.7x 6.9% 11.6% 30.5% 2.8x $276 Median 12.0x 12.7x 16.0x 14.3x 9.1% 13.0% 30.3% 2.8x $179 Multi-Affiliate Asset Managers AMG $158.78 $6,132 $8,238 87.9% 7.0x 7.5x 7.4x 6.5x 0.1% (0.3%) 49.2% 1.8x $0 Virtus 208.16 1,585 1,637 83.5% 5.2 5.7 8.1 7.1 6.3% (0.0%) 40.6% NM 427 Artisan Partners 32.70 2,623 2,708 80.4% 6.8 7.5 10.2 9.5 0.5% (1.5%) 40.5% 0.2 0 CI Financial 11.24 2,125 4,863 71.1% 6.7 6.7 4.5 4.1 8.7% 2.8% 41.5% 3.8 1,516 Victory 33.14 2,388 3,352 96.1% 7.9 7.9 7.2 6.5 2.1% 3.6% 49.8% 2.3 1,930 Mean 6.7x 7.1x 7.5x 6.7x 3.5% 0.9% 44.3% 2.0x $775 Median 6.8x 7.5x 7.4x 6.5x 2.1% (0.0%) 41.5% 2.0x $427 Bank-Regulated Wealth Firms (For Reference Only) Raymond James $107.77 $24,147 $21,278 85.5% 9.8x 8.8x 9.9% Stifel 66.72 8,110 7,084 89.5% 8.2 7.2 8.0% Charles Schwab 80.60 151,890 126,248 86.5% 17.9 14.5 9.5% Mean 11.9x 10.2x 9.2% Median 9.8x 8.8x 9.5% Mgmt. Forecast + Credit Agmt M&A Adj Mgmt. Forecast + Credit Agmt M&A Adj Public Trading Analysis Source: Management Forecast dated 11/28/22, public filings, Capital IQ, Visible Alpha. Market data as of 02/24/23. (1) Equity market capitalization calculated using fully-diluted share count based on the treasury stock method. (2) Enterprise value equals fully diluted market capitalization plus debt (net of cash on balance sheet), preferred stock, and minority interest. (3) Forward valuation multiples calculated using consensus estimate data, except for Avantax: as a function of Blucora spinning off its TaxAct business to become the wealth-management focused Avantax, there is limited research coverage of the new entity. Therefore, a Cantor Fitzgerald model of Blucora that projected the wealth management segment of the business independently is being used in this analysis. (4) EV/EBITDA and CY24 P/EPS valuation metrics are for reference only. EBITDA and EPS has been normalized across the comp set to exclude stock-based compensation expense. For Ferdinand, underlying EBITDA is Adjusted EBITDA per Company’s key financial metric reporting methodology and underlying EPS represents Adjusted Net Income Including Tax Adjustments Per Share per Company’s key financial metric reporting methodology. (5) Net Leverage calculated as Net Debt / EBITDA. (6) Ferdinand @ Current represents share price as of the close on 02/01/23 the day prior to announcement of non-binding proposal and exclusivity agreement. Market Cap calculation treats incentive units and options issued at IPO where vesting is according to price as if no Change-of-Control (Coc) occurs. (7) Market Cap calculation treats incentive units and options issued at IPO where vesting is according to price as if no Change-of-Control (CoC) occurs. (1) (2) (3) (4) ($ in millions, except per share amounts) (6) (4) (5) (7) 14

Jefferies LLC / February 2023 Precedent Transactions Analysis 6.6x 9.9x 9.9x 11.1x 19.5x 7.9x 11.2x 12.0x 13.5x 16.8x 17.3x 18.0x Source: Company filings, press releases and presentations. Note: See ‘Precedent Transactions Footnotes’ slide in the appendix for further detail on calculations. (1) Represents premium to unaffected stock price prior to announcement; “--- “represents that data point is not available since the target was privately held. Enterprise Value / LTM EBITDA Announced Target Acquiror Enterprise Value ($ in millions) Premium Dec-20 $1,621 48% Nov-19 $1,198 25% Apr-18 $2,779 32% Oct 20 $6,725 49% Feb-20 $5,498 23% Mar-19 $180 --- Apr-17 $1,731 --- Oct-15 $580 --- Nov-15 $560 --- Apr-17 $777 --- For reference only; inclusive of full year impact of 2016 acquisitions and 2017 acquisitions through April 30, 2017 (13.7x) Median 13.5x Median 9.9x Wealth Management TAMPS Multi-Affiliate M&A Feb-20 $472 --- (1) Nov-18 AMCO $1,000 --- Average: 35% 15

Management Forecast of Unlevered Free Cash Flow

$ in millions, except per share data	Management Forecast FYE December, 31					Terminal
	2023E	2024E	2025E	2026E	2027E	Year
Revenue	$2,450	$3,012	$3,661	$4,415	$5,251	$5,251
% YoY Growth	*15.4%*	*23.0%*	*21.5%*	*20.6%*	*18.9%*	*18.9%*
Adjusted EBITDA	**$628**	**$792**	**$1,018**	**$1,286**	**$1,586**	**$1,586**
% Adjusted EBITDA Margin	***25.7%***	***26.3%***	***27.8%***	***29.1%***	***30.2%***	***30.2%***
Less: non-cash equity compensation expense	(33)	(31)	(40)	(52)	(60)	(60)
Adjusted EBITDA after non-cash equity compensation expense	$596	$761	$978	$1,234	$1,526	$1,526
Less: Depreciation and other amortization	(19)	(21)	(21)	(23)	(26)	(30)
Adjusted EBITA after non-cash equity compensation expense	$576	$740	$957	$1,212	$1,500	$1,497
Less: Taxes (27%)	(156)	(200)	(258)	(327)	(405)	(404)
Less: Amortization of intangibles	(287)	(332)	(381)	(429)	(469)	(469)
NOPAT	$134	$208	$317	$455	$626	$624
Plus: Amortization of intangibles	287	332	381	429	469	469
Plus: Depreciation and other amortization	19	21	21	23	26	30
Less: Increase in NWC (excluding deferred compensation paid)	19	4	5	8	8	0
Less: Capital expenditures	(16)	(17)	(21)	(25)	(30)	(30)
Unlevered Free Cash Flow (before Acquisition-related capital deployment)	**$443**	**$549**	**$705**	**$891**	**$1,100**	**$1,093**
Less: Acquisition-related capital deployment, of which is:	($881)	($1,302)	($1,574)	($1,498)	($1,525)	
Deferred consideration	(111)	(267)	(274)	(148)	(150)	
Upfront cash consideration	(686)	(972)	(1,222)	(1,269)	(1,293)	
Equity consideration	(84)	(63)	(78)	(81)	(83)	
Unlevered Free Cash Flow (after Acquisition-related capital deployment)	**($438)**	**($753)**	**($869)**	**($607)**	**($424)**	

- For purposes of the preliminary discounted cash flow analysis:
  - Non-cash equity compensation expense is treated as a cash expense
  - Portions of M&A capital deployment through equity consideration are treated as cash outflows in the year of acquisition; deferred consideration is as and when paid
  - Deferred consideration on balance sheet at the end of 2027 of ~$622M, of which ~$68M (on a present value basis) that will be paid off in 2029, with the remaining $554M estimated to be paid off on average, 4.5 years following 2027 (e.g., June 2032) per management
  - Cash tax benefits associated with the amortization of purchased intangibles and the net benefit of the Tax Receivable Agreements are evaluated separately from the core business cash flows above

Source: Management Forecast dated 11/28/22.
Note: Adjusted EBITDA per Company's key financial metric reporting methodology.

Jefferies LLC / February 2023
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Jefferies

Discounted Cash Flow Analysis



For Reference Only: Components of Discounted Cash Flow Value ($in millions, except per share data)
Per share $31.65
$100.62
($62.73)
$69.54
$10.87
$0.48
($28.01)
$52.88
Shown illustratively at midpoint discount rate and terminal EBITDA multiple assuming:
27% cash tax rate
9.25x terminal EBITDA multiple
11.0% discount rate(2)
$2,739
$8,706
($5,428)
$6,017
$940
$42
($2,424)
$4,575
PV of '23-'27 Unlevered FCF
PV of Terminal Value
PV of '23-'27 M&A Capital Deployment(1)
Enterprise Value
PV of Purchase Intangibles Tax Benefit(2)
PV of TRAs Cash Tax Benefit(2)(3)
Net Debt(4)
Equity Value

Equity Value ($ in millions)

Discount Rate[2]	Terminal EBITDA Multiple 8.75x	9.25x	9.75x
10.5%	$4,294	$4,775	$5,256
11.0%	$4,105	$4,575	$5,046
11.5%	$3,922	$4,382	$4,842

Equity Value per Share

Discount Rate[2]	Terminal EBITDA Multiple 8.75x	9.25x	9.75x
10.5%	$49.85	$55.02	$60.16
11.0%	$47.82	$52.88	$57.92
11.5%	$45.85	$50.80	$55.73

Implied Perpetual Growth Rate in UFCF

(before M&A capital deployment)

Discount Rate[2]	Terminal EBITDA Multiple 8.75x	9.25x	9.75x
10.5%	2.1%	2.5%	2.9%
11.0%	2.5%	2.9%	3.3%
11.5%	2.9%	3.4%	3.8%

Implied Terminal Equity Value / Adj. Net Income incl. Tax Adj.

(for reference only)

Discount Rate[2]	Terminal EBITDA Multiple 8.75x	9.25x	9.75x
10.5%	8.30x	9.05x	9.80x
11.0%	8.28x	9.04x	9.79x
11.5%	8.27x	9.02x	9.77x

Note: Represents present value as of 12/31/22 based on Management Forecast dated 11/28/22. Analysis utilizes mid-year convention to discount cash flows to present (except for the present value of TRA payments which are based on specific annual payment dates). "PV" means "Present Value".

(1) Figure includes PV of deferred and contingent considerations to be paid beyond 2027 ($68 million PV as of 12/31/2022 and $554 million to be paid 6/30/2032 with latter discounted at weighted average cost of capital).
(2) Tax attributes are discounted at implied cost of equity underlying selected discount rate range or 11.4%-12.6% and 12.0% at the midpoint.
(3) In addition to existing liabilities, analysis considers the PV of newly created TRA benefits resulting from further exchanges of Class B shares into Class A shares in the future at the price of $53.00 per share.
(4) Based on cash and debt outstanding as of 12/31/22 per company filings.

Jefferies LLC / February 2023
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Jefferies LLC / February 2023 Intangible Cash PV of Cash Tax Benefit Amort Tax Tax Discount At Discount Rate of Year for Tax Rate Benefit Period 11.4% 12.0% 12.6% 2023E $264 27% $71 0.5 $67 $67 $67 2024E 323 27% 87 1.5 74 74 73 2025E 397 27% 107 2.5 82 81 80 2026E 480 27% 129 3.5 89 87 85 2027E 561 27% 152 4.5 93 91 89 2028E 598 27% 161 5.5 89 87 84 2029E 595 27% 161 6.5 80 77 74 2030E 589 27% 159 7.5 71 68 65 2031E 575 27% 155 8.5 62 59 57 2032E 560 27% 151 9.5 54 52 49 2033E 537 27% 145 10.5 47 44 42 2034E 503 27% 136 11.5 39 37 35 2035E 483 27% 130 12.5 34 32 30 2036E 445 27% 120 13.5 28 26 24 2037E 377 27% 102 14.5 21 20 18 2038E 342 27% 92 15.5 17 16 15 2039E 279 27% 75 16.5 13 12 11 2040E 203 27% 55 17.5 8 8 7 2041E 119 27% 32 18.5 4 4 4 2042E 34 27% 9 19.5 1 1 1 Total $8,265 $2,232 $974 $940 $908 ($ in millions) Discounted Cash Flow Analysis: Tax Attributes (Intangible Amortization) Intangible Amortization Tax Benefits Note: Cash flows and tax rate represent Management Forecast as of 11/28/22. (1) Tax attributes are discounted at implied cost of equity underlying selected discount rate range or 11.4%-12.6% and 12.0% at the midpoint. (1) 18

Discounted Cash Flow Analysis: Tax Attributes (TRA)

Existing Tax Receivable Agreement Flows

($ in millions)

Payment Date	TRA Pmt	TRA Pmt as % of Tax Benefit	Implied Company Gross Benefit	Less TRA Pmt	Implied Company Net Benefit	Discount Period as of 12/31/22	PV of Existing TRA Flows At Discount Rate of [1] 11.4%	12.0%	12.6%
02/16/23	$10	85%	$11	($10)	$2	0.13	$2	$2	$2
04/15/23	12	85%	15	(12)	2	0.29	2	2	2
04/15/24	13	85%	15	(13)	2	1.29	2	2	2
04/15/25	13	85%	15	(13)	2	2.29	2	2	2
04/15/26	13	85%	16	(13)	2	3.29	2	2	2
04/15/27	14	85%	16	(14)	2	4.29	2	1	1
04/15/28	14	85%	16	(14)	2	5.30	1	1	1
04/16/29	23	85%	27	(23)	4	6.30	2	2	2
04/16/30	14	85%	17	(14)	3	7.30	1	1	1
04/16/31	15	85%	18	(15)	3	8.30	1	1	1
04/15/32	15	85%	18	(15)	3	9.30	1	1	1
04/16/33	15	85%	18	(15)	3	10.30	1	1	1
04/16/34	15	85%	18	(15)	3	11.30	1	1	1
04/16/35	15	85%	18	(15)	3	12.30	1	1	1
04/15/36	16	85%	19	(16)	3	13.30	1	1	1
04/16/37	9	85%	11	(9)	2	14.30	0	0	0
04/16/38	2	85%	3	(2)	0	15.30	0	0	0
04/16/39	1	85%	1	(1)	0	16.30	0	0	0
04/15/40	0	85%	0	(0)	0	17.30	0	0	0
04/16/41	0	85%	0	(0)	0	18.30	0	0	0
Total	**$230**		**$271**	**($230)**	**$41**		**$21**	**$20**	**$20**

Hypothetical Tax Receivable Agreement Flows

($ in millions)

Payment Date	TRA Pmt	TRA Pmt as % of Tax Benefit	Implied Company Gross Benefit	Less TRA Pmt	Implied Company Net Benefit	Discount Period as of 12/31/22	PV of Existing TRA Flows At Discount Rate of [1] 11.4%	12.0%	12.6%
02/13/23	$0	85%	$0	$0	$0	0.12	$0	$0	$0
02/13/24	0	85%	0	0	0	1.12	0	0	0
04/15/24	15	85%	18	(15)	3	1.29	2	2	2
04/15/25	15	85%	18	(15)	3	2.29	2	2	2
04/15/26	16	85%	18	(16)	3	3.29	2	2	2
04/15/27	16	85%	19	(16)	3	4.29	2	2	2
04/14/28	16	85%	19	(16)	3	5.29	2	2	2
04/15/29	25	85%	30	(25)	4	6.29	2	2	2
04/15/30	17	85%	20	(17)	3	7.29	1	1	1
04/15/31	18	85%	21	(18)	3	8.29	1	1	1
04/14/32	18	85%	22	(18)	3	9.30	1	1	1
04/15/33	19	85%	22	(19)	3	10.30	1	1	1
04/15/34	20	85%	24	(20)	4	11.30	1	1	1
04/15/35	21	85%	24	(21)	4	12.30	1	1	1
04/14/36	22	85%	26	(22)	4	13.30	1	1	1
04/15/37	24	85%	28	(24)	4	14.30	1	1	1
04/15/38	28	85%	33	(28)	5	15.30	1	1	1
04/15/39	6	85%	8	(6)	1	16.30	0	0	0
04/14/40	1	85%	2	(1)	0	17.30	0	0	0
04/15/41	1	85%	1	(1)	0	18.30	0	0	0
Total	**$300**		**$353**	**($300)**	**$53**		**$22**	**$21**	**$20**

Note: For purposes of the hypothetical Tax Receivable Agreement flows, Management has indicated that we should assume the cash flows (underlying payment to TRA holders) assuming a $53.00 exchange. Cash flows and tax rate represent Management Forecast of such flows as of 1/31/23.

(1) Tax attributes are discounted at implied cost of equity underlying selected discount rate range or 11.4%-12.6% and 12.0% at the midpoint.

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Jefferies LLC / February 2023 $2.14 ($5.06) $4.56 $2.60 $4.62 ($2.08) $5.04 ($4.57) ($4.54) Discounted Cash Flow Sensitivity Analysis Source: Management Forecast as of 11/28/22 and company filings, press releases and presentations. Note: As the TRA flows are not dynamic, changes in share value do no reflect minor impacts to value that may be created by flexing assumptions that impact the timing of TRA payments. Discounted Cash Flow Sensitivity Analysis Base Assumption Sensitivity Assumption 5.8% Blended +/- 100 bps 3% Annual Growth +/- 100 bps 11.0x Blended +/- 1.0x 9.3x +/- 0.5x Midpoint DCF Value of $52.88/share Market Growth Cost Base Acquisitions Multiple Terminal EBITDA Multiple Discount Rate 11.0% +/- 50 bps ($11.55) $(2.75) Management Forecast assumes Adjusted EBITDA margin expands 455 bps between 2023E and 2027E. The red box sensitivity illustrates the Company only achieving slightly less than half of this margin expansion (213bps). Compares to 2017A-2022A margin expansion of 317 bps. +300bps For Reference Only +100bps $(8.81) 20

Jefferies LLC / February 2023 Appendix 21

Summary of Key Changes from Prior Presentation (for reference only)

Analysis	Metric		Prior Presentation (02/24/23)	Current Presentation
Observed Share Price *(for reference only)*	Current		$46.27 (02/01/23)	No change
	52-week low		$30.27 (10/20/22)	No change
	52-week high		$54.61 (02/16/22)	No change
Analyst Price Targets *(for reference only)*	Low		$35.00	No change
	High		$55.00	No change
	Median		$49.50	No change
Public Trading Analysis	Ferdinand	Price/CY23 EPS	11.2x	No change
	IBDs	Price/CY23 EPS Range	12.5x (1 data point)	No change
	TAMPs	Price/CY23 EPS Range	14.9x – 29.0x	No change
	MAAMs	Price/CY23 EPS Range	4.5x – 10.2x	No change
	Selected	Price/CY23 EPS Range	9.5x – 12.5x	No change
Precedent Transaction Multiples Analysis	Wealth Mgmt	EV/LTM EBITDA Range	7.9x – 18.0x	No change
	TAMPs	EV/LTM EBITDA Range	19.5x (1 data point)	No change
	MAAMs M&A	EV/LTM EBITDA Range	6.6x – 11.1x	No change
	Selected	EV/LTM EBITDA Range	11.0 – 17.0x	No change
	2022 Adjusted EBITDA as Reported		$537M (Actual)	No change
Discounted Cash Flow Analysis	Terminal EBITDA Multiple Range		8.75x – 9.75x	No change
	Discount Rate[1]		10.5% – 11.5%	No change
	Implied Perpetual Growth in UFCF Range		2.1% – 3.8%	No change
	Implied Terminal Equity Value/ANI + Tax Adj		8.27x – 9.80x	No change
Discount Rate Components	Risk Free Rate		4.1%	No change
	Market Risk Premium		7.17%	No change
	Debt / Debt + Equity		15.0%	No change
	Selected Levered Beta Range		0.90 – 1.40	No change
	Pre-tax Cost of Debt		7.6%	No change
Capitalization Table	As of		01/31/23	02/24/23
	IPO Units and Options		Stand-alone Linear Interpolation	No change
Balance Sheet Items	Net Debt / Debt-Like		$2,750M (Actual at 12/31/22), including $326M of Contingent Consideration	No change

(1) Represents discount rate applied to unlevered free cash flow; tax attributes are discounted at a range of 11.4%-12.6% (implied cost of equity) in current presentation.

Jefferies LLC / February 2023
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Jefferies LLC / February 2023 Precedent Transactions Footnotes Note: Enterprise value for public targets represents offer price multiplied by diluted share count (calculated using TSM methodology) plus net debt and preferred shares. Enterprise value for private targets represents disclosed purchase price. EV/EBITDA excludes stock-based compensation (“SBC”) expense from EBITDA calculation. A. Waddell & Reed LTM EBITDA calculated as LTM Adjusted Operating Income (as of 9/30/20) plus SBC and D&A expense. B. Ladenburg LTM EBITDA calculated as LTM Adjusted EBITDA as of 9/30/19. C. 1st Global LTM EBITDA calculated as 2018 Core EBITDA disclosed in Blucora Investor Presentation. D. Financial Engines LTM EV/EBITDA represents disclosed Total EV / 2017 Adjusted EBITDA per company merger proxy. E. Focus EV excludes contribution of SCS Financial. Focus LTM EBITDA calculated as 2016 Adjusted EBITDA. F. Mutual Fund Store LTM EV/EBITDA value disclosed in Financial Engines earnings transcript. G. HD Vest LTM EBITDA calculated as 2015E Unlevered FCF disclosed in Blucora Investor Presentation. H. AssetMark LTM EBITDA calculated as 2015 Adjusted EBITDA disclosed in Huatai filings. I. Eaton Vance LTM EBITDA calculated as LTM Operating Income (as of 9/30/20) plus SBC and D&A expense. J. Legg Mason EV includes retention payments to investment affiliates. Legg Mason LTM EBITDA calculated as LTM Adjusted Operating Income (as of 9/30/19) plus SBC and D&A expense. K. USAA EV excludes earn-out purchase price. USAA LTM EV/EBITDA represents disclosed upfront purchase EBITDA multiple per Victory earnings transcript. L. Ridgeworth LTM EBITDA calculated as 9/30/16 LTM Adjusted EBITDA as disclosed in Virtus Investor Presentation. 23

Jefferies LLC / February 2023 Ferdinand Weighted Average Cost of Capital ($ in millions) Source: Capital IQ, Bloomberg, Duff & Phelps and Company filings. Note: Data as of February 24, 2023. Note: Go-forward tax rate of 27.0% based on Mgmt. assumption. (1) Represents the 20-year US Treasury yield as of February 24, 2023. (2) Duff & Phelps long-horizon expected risk premium (historical) as of February 24, 2023. (3) Based on Bloomberg adjusted beta for the past two years on a weekly basis as of February 24, 2023. (4) Weighted average cost of debt based on current market estimate. (5) Debt to Total Capitalization based on target capital structure. (6) Market value of equity based as of February 24, 2023. (7) Total Debt based on latest Q4’22A company filings except AMK and ENV as of Q3’22A. (8) Re-levered at Debt/Total Cap Target. Implied Cost of Capital Debt/Capital Cost of equity Ratio 10.3% 11.2% 12.1% 13.0% 13.9% 10.0% 9.8% 10.6% 11.4% 12.3% 13.1% 12.5% 9.7% 10.5% 11.3% 12.1% 12.9% 15.0% 9.6% 10.4% 11.1% 11.9% 12.6% 17.5% 9.5% 10.2% 11.0% 11.7% 12.4% 20.0% 9.4% 10.1% 10.8% 11.5% 12.2% Implied Cost of Capital Pre-Tax Cost of Debt Cost of equity Rate 10.3% 11.2% 12.1% 13.0% 13.9% 7.0% 9.5% 10.3% 11.1% 11.8% 12.6% 7.3% 9.6% 10.3% 11.1% 11.8% 12.6% 7.5% 9.6% 10.3% 11.1% 11.9% 12.6% 7.8% 9.6% 10.4% 11.1% 11.9% 12.7% 8.0% 9.6% 10.4% 11.2% 11.9% 12.7% Illustrative WACC Calculation Beta Determination Discount Rate Summary Adjusted 2-Yr Market Value Unlevered Re-Levered Company Beta(3) of Equity(6) Total Debt(7) D/E D/(D+E) 2-Yr Beta 2-Yr Beta(8) Risk-free Rate of Return (Rf)(1) 4.1% LPL Financial 0.914 $20,054.2 $2,717.4 13.6% 11.9% 0.832 0.939 Equity Risk Premium (Rm-Rf)(2) 7.17% SEI 1.008 8,082.9 - - - 1.008 1.138 Levered Beta(3) 0.9 - 1.4 AMG 1.342 6,132.4 2,535.3 41.3% 29.3% 1.031 1.164 Cost of Equity (Ke) 10.6% - 14.2% Envestnet 1.016 3,554.5 852.6 24.0% 19.3% 0.865 0.976 Artisan Partners 1.287 2,622.9 200.0 7.6% 7.1% 1.219 1.376 Pre-Tax Cost of Debt (Kd)(4) 7.6% Victory 1.071 2,388.1 1,002.0 42.0% 29.6% 0.820 0.925 Post-Tax Cost of Debt 5.5% AssetMark 0.874 2,295.0 113.7 5.0% 4.7% 0.844 0.952 Debt/Total Cap Target(5) 15.0% Virtus 1.424 1,584.6 390.2 24.6% 19.8% 1.207 1.363 Avantax 0.944 1,487.9 - - - 0.944 1.066 Mean 1.098 $5,355.8 $867.9 17.6% 13.5% 0.974 1.100 Calculated Discount Rate 9.8% - 12.9% Median 1.016 2,622.9 390.2 13.6% 11.9% 0.944 1.066 Selected Discount Rate 10.5% - 11.5% Ferdinand 1.415 $4,325.8 $2,890.4 66.8% 40.1% 0.951 1.074 Implied Cost of Equity 11.4% - 12.6% Ferdinand (As of 2/1) 1.430 $3,959.8 $2,890.4 73.0% 42.2% 0.933 1.053 24

Jefferies LLC / February 2023 Projected CAGR 2019A 2020A 2021A 2022A 2023E 2024E 2025E 2026E 2027E '22E - '27E Wealth Management Fees Revenue $1,150 $1,286 $1,717 $2,056 $2,369 $2,929 $3,576 $4,329 $5,163 Other Revenue 69 75 81 87 81 83 85 87 89 Total Revenue $1,218 $1,361 $1,798 $2,143 $2,450 $3,012 $3,661 $4,415 $5,251 19.6% % Growth 11.7% 32.1% 19.2% 14.3% 23.0% 21.5% 20.6% 18.9% Compensation & Related Expenses (413) (454) (560) (699) (796) (942) (1,090) (1,259) (1,445) Selling, General & Administrative (233) (236) (298) (376) (409) (493) (571) (660) (759) Other One-Time Transaction Expenses (incl. in Comp and SG&A) 1 - 1 - - - - - - Total Costs & Expenses ($645) ($690) ($856) ($1,076) ($1,205) ($1,435) ($1,661) ($1,920) ($2,204) 15.4% Management Fees(1) (305) (349) (491) (530) (618) (787) (983) (1,212) (1,464) Adjusted EBITDA (pre equity method) $269 $322 $451 $537 $627 $790 $1,016 $1,284 $1,584 24.1% % Growth 19.5% 40.2% 19.2% 16.8% 25.9% 28.7% 26.3% 23.4% % Margin 22.1% 23.6% 25.1% 25.1% 25.6% 26.2% 27.8% 29.1% 30.2% Income from Equity Method Investments & Other Dividends 1 0 1 0 1 2 2 2 2 Total Adjusted EBITDA $270 $322 $451 $537 $628 $792 $1,018 $1,286 $1,586 24.2% % Growth 19.2% 40.3% 19.1% 16.9% 26.0% 28.6% 26.3% 23.3% % Margin 22.1% 23.6% 25.1% 25.1% 25.7% 26.3% 27.8% 29.1% 30.2% Adj. Net Income Excluding Tax Adjustments Per Share $1.96 $2.46 $3.36 $3.62 $3.59 $4.14 $5.46 $7.32 $9.36 20.9% Tax Adjustments Per Share $0.42 $0.47 $0.56 $0.77 $0.84 $0.98 $1.16 $1.37 $1.57 Historical Income Statement Forecast Source: Management Forecast dated 11/28/22. (1) Represents payments to principals of affiliates firms consisting of EBPC in excess of Base Earnings up to Target Earnings plus a percentage of EBPC in excess of Target Earnings. ($ in millions, except per share amounts) 25

Jefferies LLC / February 2023 Historical Trading Observations 0x 5x 10x 15x 20x 25x Jul-18 Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Ferdinand IBDs TAMPs Multi-affiliate Asset Managers TAMPS: 13.9x Ferdinand: 10.9x MAAMs: 7.7x IBDs(1): 8.9x 0x 5x 10x 15x 20x 25x 30x 35x Jul-18 Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Ferdinand IBDs TAMPs Multi-affiliate Asset Managers TAMPS: 18.0x Ferdinand: 11.9x MAAMs: 8.9x IBDs(1): 13.9x EV / NTM EBITDA P / NTM EPS Source: Public filings, Capital IQ. (1) Avantax excluded from IBDs composite after 12/30/22 due to skewing effects of TaxAct sale. Since Ferdinand IPO Last 1 Year @ Ferdinand IPO 2/1/2023 Low High Average Low High Average Ferdinand 19.3x 11.9x 4.8x 23.1x 12.1x 6.8x 14.0x 9.3x IBDs 16.8 13.9 5.1 18.3x 13.4 10.4 17.7 13.6x TAMPs 19.2 18.0 13.4 30.7x 19.3 13.6 18.9 16.3x MAAMs 9.4 8.9 3.7 10.0x 7.5 5.1 8.9 6.8x Since Ferdinand IPO Last 1 Year @ Ferdinand IPO 2/1/2023 Low High Average Low High Average Ferdinand 17.6x 10.9x 7.1x 20.1x 12.0x 8.0x 14.2x 9.8x IBDs 13.2 8.9 5.2 13.2 9.7 7.6x 11.6x 9.5x TAMPs 18.4 13.9 8.9 19.7 14.0 9.7x 14.5x 12.0x MAAMs 6.1 7.7 4.1 8.0 6.0 5.4x 8.0x 6.4x For Reference Only 26

Jefferies LLC / February 2023 Historical Ferdinand Trading Observations $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 5.0x 7.5x 10.0x 12.5x 15.0x 17.5x 20.0x Jan-20 Apr-20 Jul-20 Oct-20 Jan-21 Apr-21 Jul-21 Oct-21 Jan-22 Apr-22 Jul-22 Oct-22 Jan-23 P/LTM EPS Last 6 Mos Avg P/LTM EPS Last 1 Yr Avg P/LTM EPS Last 2 Yr Avg P/LTM EPS Last 3 Yr Avg P/LTM EPS LTM EPS Last 6 Mos Avg: 8.5x 3 Yr Avg: 12.5x Last 1 Yr Avg: 9.3x P / LTM EPS Source: Public filings, Capital IQ. Market data as of 02/01/23. Note: EPS represents Adjusted Net Income Including Tax Adjustments Per Share per Company’s key financial metric reporting methodology. 2 Yr Avg: 12.5x Current: 10.3x For Reference Only 27

Ferdinand is the Only Publicly Traded RIA Roll-Up Platform

Comparison of Business Models

	Ferdinand	Integrated Roll-Ups	Independent Broker Dealer ("IBD")
Ownership	▪ Public	▪ Sponsor-backed (minority and majority)	▪ Public and sponsor-owned
Acquisition Economics and Deal Structure	▪ Acquire substantially all assets but only 40-60% of Target economics ▪ Enter into management agreement with Target partners for multi-year term with non-competes) ▪ Maintain a preferred position in Target economics (provides downside protection)	▪ Typically acquire 100% assets and economics, mix of cash and stock (majority cash) consideration ▪ ~25-50% deferred consideration based on asset retention and growth (provides downside protection)	▪ IBD platform acquisitions – acquire 100% assets and economics ▪ Advisor recruitment: offer multi-year forgivable loans to independent advisors to join BD
Level of Integration	▪ Does not integrate; affiliates maintain brand and independence ▪ Offer value-add services to affiliates (including marketing, business development, and M&A expertise) ▪ Leverage platform scale through cash, credit and trust solutions to all affiliates	▪ Full systematic integration ▪ Standardized modular deliverables to ensure consistent client outcomes ▪ Integrated technology, systems and back-office	▪ Sometimes keep brand ▪ Full integration on back-end: tech-stack and solutions, back-office and support functions
Cost Synergies	▪ Minimal post-acquisition cost synergies from new partner firms ▪ Able to capture cost synergies from acquisitions by partner firms	▪ Achieve post-acquisition cost synergies from technology, back-office and support function integration	▪ Achieve post-acquisition cost synergies from integration (high probability) ▪ Guaranteed revenue synergies from new advisor platform fees, cash spread
EBITDA Margins	▪ ~25%	▪ ~30-50%	▪ ~10-20% ▪ Tend to be lower since advisor-generated revenue payout > 90%
Leverage	▪ ~4.0x-4.5x	▪ ~5.0x-7.0x	▪ ~2.0x (public) - 4.5x (sponsor-owned)
Examples		Creative Planning, Mercer Advisors, Mariner Wealth Advisors, Wealth Enhancement Group	▪ Public: Blucora, LPL Financial ▪ Private: Advisor Group, Cetera, Kestra

Jefferies LLC / February 2023

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Jefferies

Jefferies LLC / February 2023 No Perfect Peer Set Exists for Ferdinand in the Public Markets Independent Broker Dealers (“IBDs”) Turnkey Asset Management Programs (“TAMPs”) Multi-Affiliate Asset Managers (“MAAMs”) Overview ▪ Independent broker-dealers that serve licensed, independent financial advisors that conduct brokerage and fee-based services to clients ▪ Offers compliance, technology and cash management solutions to advisors ▪ TAMPs provide technology and investment solutions to wealth management community ▪ Traditional investment managers that manage mutual funds and institutional funds for individual and institutional clients ▪ Operate through separately branded investment affiliates (with investment autonomy) with varying levels of back-office and support services integration ▪ Trade at meaningful discount to more integrated peers Revenue Sources ▪ Advisor fees and commissions (paid by clients) ▪ Platform fees (paid by advisors) ▪ Spread income from insured bank sweep vehicles ▪ Asset-based and subscription-based revenues for access to technology platform ▪ Fund management fees Similarities ▪ Majority of gross revenue is derived from financial advisor services and is AUM-based and correlated to public markets ▪ Serves independent financial advisors ▪ Vital component of the wealth management ecosystem (benefit from same industry trends) ▪ Charge asset-based fees (in which assets are highly correlated to public markets) ▪ M&A driven/roll-up business model ▪ Revenue is AUM-based and highly correlated to public markets ▪ Use leverage capacity for new acquisitions Key Differences ▪ Interest rate sensitive; earn spread income on cash held in client brokerage accounts ▪ Financial advisors keep up to 90% of their fee and commission revenue ▪ Collect significant platform fees from advisors ▪ Technology companies that (for the most part) do not provide financial advice directly to individuals ▪ Financial advisors are the client ▪ Some SaaS like revenue streams ▪ Significantly higher client redemption rates and lower net flows ▪ Asset management sector generally lower organic growth compared to wealth management sector ▪ Higher scale threshold for affiliate acquisitions (overall less industry M&A) Representative Companies 29